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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported)
                                  July 18, 2001


                      ELECTRONIC TELE-COMMUNICATIONS, INC.
             (exact name of registrant as specified in its charter)

Wisconsin                          0-13981                           39-1357760
(State of incorporation)  (Commission file number)  (IRS employer identification number)

1915 MacArthur Road                Waukesha, Wisconsin                    53188
(Address of principal executive offices)                             (Zip code)

       Registrant's telephone number, including area code: (262) 542-5600

                                       N/A
          (Former name or former address, if changed since last report)

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Item 2.  Acquisition or Disposition of Assets.

On July 18, 2001, Electronic Tele-Communications, Inc. (the "Company") entered into a sale leaseback transaction for the building and associated land located at 1915 MacArthur Road, Waukesha, Wisconsin, which serves as the Company's principal office and manufacturing facility, to esitec, llc (the "Buyer"), a Wisconsin Limited Liability Company, for $1,350,000. ETC officers and directors Dean Danner, Bonita Danner, George Danner and Hazel Danner, are the principal members of esitec, llc. The transaction was approved after review by a special committee of ETC's board of directors consisting entirely of outside independent board members with no interests in the business of the Buyer. Under the sale and leaseback arrangement, the purchase price consisted of: (a) a $60,000 cash payment upon acceptance of the Offer to Purchase; (b) $1,068,000 paid at closing; (c) a rent credit to the Company of $17,000 per month for a maximum of $102,000 during 2001; and (d) a rent credit of $5,000 per month during 2002 and 2003, for a total of $120,000. The Company has leased the facility back from the Buyer (with the exception of 400 square feet of office space) under a triple net lease for a term of 6.5 years at a monthly rate of $17,335 per month during the remainder of 2001 and for all of 2002. For rent due on and after the first day of January, 2003, base rent increases at a rate of 3% over the prior base rent annually. The Company intends to use the net proceeds of the sale to reduce its bank debt and to add to its working capital.

Item 5.  Other Events and Regulation FD Disclosure.

On July 11, 2001, the Company's stock stopped trading on the NASDAQ SmallCap Market System and will be traded on the Over-the-Counter Bulletin Board System. See Exhibit 2.

Item 7.  Financial Statements and Exhibits.

(c) Exhibits

         Exhibit 1. Commercial Offer to Purchase
         Exhibit 2. Press Release Dated July 10, 2001







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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               ELECTRONIC TELE-COMMUNICATIONS, INC.



                               /s/ Jeffrey M. Nigl
Date:  July 26, 2001           -------------------------------------------------
                               Jeffrey M. Nigl, Vice President,
                               Treasurer and Chief Financial Officer







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